For Immediate Release
July 14, 2010

Jacksonville, Illinois

Contact:	Richard A. Foss	Diana S. Tone
	President and CEO	Chief Financial Officer
	(217) 245-4111	(217) 245-4111

JACKSONVILLE BANCORP, INC.
COMPLETES SECOND STEP CONVERSION AND $10.4 MILLION STOCK OFFERING

Jacksonville, Illinois, July 14, 2010 – Jacksonville Bancorp, Inc. (the “Company”) (Nasdaq: JXSBD), the holding company for Jacksonville Savings Bank, announced today that it has completed the conversion from the mutual holding company structure and related public offering and is now a stock holding company that is fully owned by the public.  Jacksonville Savings Bank is now 100% owned by the Company and the Company is 100% owned by public stockholders.  The Company sold a total of 1,040,352 shares of common stock in the subscription and community offerings, including 41,614 shares to the Jacksonville Savings Bank employee stock ownership plan.  All shares were sold at a purchase price of $10.00 per share.  Keefe, Bruyette & Woods, Inc. acted as selling agent in the subscription and community offerings.

Concurrent with the completion of the offering, shares of Jacksonville Bancorp, Inc., a federal corporation, common stock owned by public stockholders were exchanged for 1.0016 shares of the Company’s common stock.  Cash in lieu of fractional shares will be paid at a rate of $10.00 per share.  As a result of the offering and the exchange, the Company now has approximately 1,923,802 shares outstanding and a market capitalization of approximately $19.2 million.

The shares of common stock sold in the offering and issued in the exchange will begin trading on the NASDAQ Capital Market on July 15, 2010 under the symbol “JXSBD” for a period of 20 trading days and will thereafter trade as “JXSB.”  Stock certificates for shares purchased in the subscription offering and community offering are expected to be mailed to subscribers on or about July 14, 2010.  Jacksonville Bancorp, Inc. stockholders holding shares in street name or in book-entry form will receive shares of Company common stock within their accounts.  Jacksonville Bancorp, Inc. stockholders holding shares in certificated form will be mailed a letter of transmittal on or about July 20, 2010 and will receive their shares of Company common stock and a check representing cash in lieu of fractional shares after submitting their stock certificates and a properly completed letter of transmittal to the Company’s transfer agent.

Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., served as special counsel to the Company and Jacksonville Bancorp, Inc. for the conversion and offering.  RP Financial, LC., Arlington, Virginia served as independent appraiser for the conversion and offering.

Jacksonville Savings Bank is headquartered in Jacksonville, Illinois and operates through seven banking offices located in Jacksonville, Virden, Litchfield, Chapin, and Concord, Illinois.

This press release may contain certain forward-looking statements about the Company.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.